EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of December 31, 2020 (the “Effective Date”), by and among Coeptis Pharmaceuticals, Inc., a Delaware Corporation with its principal office at 105 Bradford Rd., Suite #420, Wexford, PA 15090 (“Coeptis”), and Vinings Holdings, Inc., a Delaware corporation, with its principal office at 2030 Powers Ferry Rd., SE, Suite #212, Atlanta, GA 30339 (“Vinings”), and Coeptis Acquisition Sub, Inc., a wholly-owned subsidiary of Vinings, domiciled in Delaware (“Acquisition Sub”). Each of Vinings, Coeptis and Acquisition Sub is referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

A. Coeptis and Vinings wish to effect a merger, pursuant to which Acquisition Sub will merge with and into Coeptis and Coeptis will survive, as a result of which the entire issued share capital of Coeptis (the “Coeptis Shares”), which share capital is comprised only of Coeptis’ common stock, par value $0.0001 per share, will be deemed for all purposes to represent shares of common stock, par value $0.0001 per share, of Vinings upon the terms and subject to the conditions set forth in this Agreement.

B. In connection with the Merger, the parties also wish to take the necessary action to effectuate the name change, symbol change and other matters that need to have been consummated or approved for simultaneous consummation as a condition to the closing of the Merger;

C. The Parties intend that the Merger contemplated by this Agreement will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Tax Code”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual covenants herein made, the parties hereby agree to the foregoing and as follows:

Section 1. Definitions. Capitalized terms not otherwise defined herein have the meanings set forth in the attached Schedule 1.

Section 2. The Merger.

(a) Effecting the Merger. Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as hereinafter defined), (i) Acquisition Sub shall be merged with and into Coeptis (the “Merger”); (ii) the separate corporate existence of Acquisition Sub shall thereupon cease and Coeptis will continue as the surviving corporation in the Merger and, as a result of the Merger and the other transactions contemplated herein, become a wholly-owned subsidiary (sometimes referred to herein as the “Surviving Subsidiary”) of Vinings, (iii) all the properties, rights and privileges, and power of Coeptis, shall remain with the Surviving Subsidiary, and all debts, liabilities and duties of Coeptis prior to the consummation of the Merger remain the debts, liabilities and duties of the Surviving Subsidiary, and (iv) each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Closing will be converted into and exchange for one validly issued, fully paid and non-assessable share of the Surviving Subsidiary’s common stock.

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(b) Effect on Capital Stock.

Conversion of Coeptis Shares. At the Closing, each Coeptis Share issued and outstanding on the Closing Date (as defined in Section 3, below) shall, by virtue of the Merger and without any further action on the part of Coeptis, Vinings, Acquisition Sub, or the holders of the Coeptis Shares as of the Closing Date (the “Original Holders”), be converted into and exchanged for one share of validly issued, fully paid and non-assessable common stock of Vinings (the “Share Ratio”) such that the Original Holders will be issued a total of twenty-five million one hundred and seventy-eight thousand eight hundred and forty (25,178,840) shares of common stock of Vinings (the “Vinings Common Stock”) as a result of the merger, and such shares shall be distributed pro rata to the holders of one hundred percent (100%) of the Coeptis common stock, subject to the receipt of letters of transmittal and any other documents required of the transfer agent; provided that the number of shares of Vinings Common Stock to be issued in connection with the Merger shall be increased on a one-for-one basis for each share of Coeptis Common Stock issued by Coeptis between the Effective Date and the Closing Date (which number of additional shares shall not exceed five million (5,000,000) without Vinings’ consent). All shares of Vinings Common Stock issued upon the exchange of Coeptis Shares in accordance with the terms hereof shall (i) contain a standard restricted securities legend in compliance with the Securities Act and (ii) be deemed to have been issued in full satisfaction of all rights pertaining to such Coeptis Shares. There shall be no further registration of transfers on the stock transfer books of Coeptis of the Coeptis Shares that were outstanding immediately prior to the Closing.

Cancellation of Coeptis Shares. At the Closing, the Coeptis Shares will be deemed canceled and retired and will cease to exist, and each holder of a certificate for Coeptis Shares (which are all in book-entry form) will cease to have any rights with respect thereto; provided, however, that, following the Closing Date, upon delivery of the Exchange Agreement, Vinings will deliver a stock certificate (or alternatively arrange for book entry delivery with a corresponding shareholder statement from the transfer agent) for shares of Vinings Common Stock to which such person is entitled pursuant to the Share Ratio, bearing any necessary or appropriate restrictive legend. The effect of the Merger shall be as provided in the applicable provisions of Delaware Law.

Fractional Shares. No fractional shares will be issued in connection with the conversion of Coeptis Shares into Vinings Common Stock, and any right to receive a fractional share will be rounded-up to the nearest whole share.

Acquisition Sub Stock. At the Closing, each share of common stock of Acquisition Sub (“Acquisition Sub Stock”) issued and outstanding immediately prior to the Closing shall be converted into and exchanged for one validly issued, fully paid, nonassessable share of common stock of the Surviving Subsidiary. Each stock certificate evidencing ownership of any shares of Acquisition Sub Stock (currently 1,000 shares outstanding) shall, at the Closing, be deemed as merged with and into Coeptis and evidence ownership of the Surviving Subsidiary.

(c) Reorganization. The Parties intend to adopt this Agreement and the Merger as a plan of reorganization under Section 368(a) of the Tax Code. The shares of Vinings Common Stock issued in the Merger will be issued solely in exchange for Coeptis Shares, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Coeptis Shares. No consideration that could constitute “other property” within the meaning of Section 356(b) of the Tax Code is being transferred by Vinings for Coeptis Shares in

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the Merger. The parties shall not take a position on any tax return inconsistent with this Section 2(c).

(d) Further Actions. If at any time after the Closing, Vinings or Coeptis reasonably determines that any deeds, assignments, or instruments, or conformations of transfer are necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Vinings and Coeptis are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable actions.

(e) Options: There are no options for common shares of Coeptis outstanding.

(f) Lock-up Shares. The shares of Vinings Common Stock issued to the Coeptis Inside Shareholders (as defined below) shall be locked up for twelve (12) months after the Closing Date pursuant to the terms of the lock-up agreement which shall be substantially in the form of Exhibit A attached hereto (“Lock-Up Agreement”). “Coeptis Inside Shareholders” shall be defined as Coeptis’ officers, directors, ten percent (10%)) shareholders, and any affiliates of each of those parties. Vinings may release portions of any such shares from the lockup in accordance with any Form 1-A or Registration under the ‘33 Act. filed for portions of the Vinings Common Stock that are subject to Lock-up Agreements.

Section 3. Closing.

(a) Closing Date. On the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall occur upon the satisfaction of the conditions to closing set forth elsewhere herein, with the intention being, subject to approval from Coeptis’ accountants, to treat the transaction, when closed, as having closed effective on December 31, 2020, regardless of the actual date of delivery. The date on which the Merger closes is referred to herein as the “Closing Date.”

(b) Documents to be Delivered by Vinings. On or before the Closing, Vinings will deliver or cause to be delivered to Coeptis:

(i) all consents or approvals required to be obtained by Vinings for the purposes of completing the Merger;

(ii) a certified copy of a resolution of the directors of Vinings dated as of the Closing Date appointing specified new post-merger officers, as designated by Coeptis, which shall include one person-full or part time-who is qualified to act as Chief Financial Officer for the purposes of keeping all accounting records in accordance with SEC Rules and regulations for audits on a current basis;

(iii) certified copies of such resolutions of the directors of Vinings as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(iv) executed copies of an indemnification agreement in the form and substance satisfactory to Coeptis from Sterling Acquisition I, Inc.;

(v) all other documents or deliveries contemplated in this Agreement to be delivered by Vinings in connection with the Closing.

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Section 4. Current Director and Officers of Vinings. Erik Nelson is as of the date of this Agreement Vinings’ President and is also the sole member of Vinings’ board of directors. The officers of Vinings prior to the consummation of the Merger, including Erik Nelson, shall resign from their officer positions at Vinings effective simultaneous with the Closing, and shall be replaced by the new officers designated by Coeptis. Erik Nelson shall remain a director on Vinings’ post-merger board of directors, holding one of the five (5) board of director seats that are being established upon effectiveness of the Merger. The remaining seats on the board of directors shall be designated by Coeptis and shall be approved pre-closing by all parties. Post-Merger officers of Vinings shall be appointed by the post-Merger board of directors.

Section 5. Coeptis ’ Representations and Warranties. Coeptis represents and warrants to Vinings that the statements contained in this Section are true and correct in all material respects as of the Effective Date and will be true and correct in all material respects as of the Closing Date, except as set forth herein and in the disclosure schedule delivered by Coeptis to Vinings no later than three (3) days prior to the Closing Date (the “Coeptis Disclosure Schedule”), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a) Organization. Coeptis is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Coeptis is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the business or financial condition (an “Adverse Effect”) of Coeptis. Certified copies of the Certificate of Incorporation of Coeptis, as amended to date, as currently in effect, has been made available to Vinings, is complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Coeptis is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(b) Capitalization.

(i) Coeptis’ authorized capital consists solely of 500,000,000 shares of common stock, par value $0.001 per share, 25,178,840 of which are issued and outstanding as of date hereof. All of the outstanding Coeptis Shares were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(ii) Except as provided at Section 5(b) of the Coeptis Disclosure Schedule, there are no outstanding (A) options, warrants, or other rights to purchase from Coeptis any shares of Coeptis’ common stock or other measures of capital ownership of Coeptis; (B) debt securities or instruments convertible into or exchangeable for shares of Coeptis’ common stock or other measures of capital ownership of Coeptis; or (C) commitments of any kind for the issuance of shares of Coeptis common stock or options, warrants or other securities of Coeptis. There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any shares of Coeptis common stock or other measures of capital ownership of Coeptis created by statute, the Certificate of Incorporation or Bylaws, or any

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agreement or other arrangement to which Coeptis is a party or to which it is bound and there are no agreements, arrangements or understandings to which Coeptis is a party (written or oral) pursuant to which Coeptis has the right to elect to satisfy any liability by issuing shares of Coeptis’ common stock or other measures of capital ownership of Coeptis.

(v) Other than the Bylaws, Coeptis is not a party to or subject to any agreement or understanding, and, to Coeptis’ knowledge, there is no agreement or understanding between or among any other persons, which affects, restricts or relates to voting, giving of written consents, dividends, or transferability of shares of Coeptis’ common stock or other measures of capital ownership of Coeptis, including any voting trust agreement or proxy.

(c) Authorization. Coeptis has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Coeptis and the consummation by Coeptis of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Coeptis and no other corporate proceedings on the part of Coeptis is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Coeptis. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Coeptis is a party constitute the valid and legally binding obligations of Coeptis, enforceable against Coeptis in accordance with their respective terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by Coeptis of this Agreement and the agreements provided for herein, and the consummation by Coeptis of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Certificate of Incorporation or Bylaws of Coeptis, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Coeptis pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Coeptis is a party or by which Coeptis or any of its properties is or may be bound; or (iii) to Coeptis’ knowledge, violate the provisions of any law, rule or regulation applicable to Coeptis, except where any such violation or conflict would not reasonably be expected to have an Adverse Effect on Coeptis.

(d) No Conflict. The execution and delivery of this Agreement by Coeptis does not (i) require any consent or approval under, result in any material breach of, result in any loss of any material benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, (ii) give to others any right of termination, vesting, amendment, acceleration or cancellation of or (iii) result in the creation of any lien or encumbrance on any property or asset of Coeptis pursuant to, any material agreement of Coeptis or other instrument or obligation of Coeptis.

(e) Litigation. Except as set forth on Schedule 5(e) of the Coeptis Disclosure Schedule, there is no action, suit, legal or administrative proceeding or investigation pending or, to Coeptis’ knowledge, threatened against or involving Coeptis (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. There is not in existence on the date hereof, to Coeptis’ knowledge, any order, judgment or decree of any court, tribunal or government

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agency enjoining or requiring Coeptis to take any action of any kind with respect to its business, assets or properties.

(f) Insurance. Section 5(f) of the Coeptis Disclosure Schedule contains a listing of all current Coeptis insurance policies. To Coeptis’ knowledge, all current insurance policies are in full force and effect, are in amounts of a nature that are adequate for Coeptis’ business as currently conducted. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

(g) Personal Property. Coeptis has good and marketable title to all of its tangible personal property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges, and restrictions, except for liens, if any, for personal property taxes not due. Such property is used by Coeptis in the ordinary course of its business and is sufficient for continued use in the conduct of Coeptis’ business after the Closing Date in substantially the same manner as conducted prior to the Closing Date. Such property is in good operating condition and repair, normal wear and tear excepted, and normal maintenance has been performed.

(h) Intangible Property. Coeptis owns, or possesses, licenses or other valid rights to use all existing United States and foreign patents, trade names, service marks, copyrights, trade secrets, and applications therefor listed on Section 5(h) of the Coeptis Disclosure Schedule (the “Coeptis Intellectual Property Rights”), except where the failure to have such Coeptis Intellectual Property Rights would not have an Adverse Effect on Coeptis. Coeptis has the right and authority to use such Coeptis Intellectual Property Rights as of the Effective Date, and to continue to use such Coeptis Intellectual Property Rights after the Closing Date, in the manner presently conducted, and to Coeptis’ knowledge such use or continuing use does not materially infringe upon or violate any rights of any other person.

(i) Real Property. Except as specified on Section 5(i) of the Coeptis Disclosure Schedule, Coeptis is not a party to any material lease agreements and does not have any ownership interests in any parcel of real property, improved or otherwise.

(j) Tax Matters. Within the times and in the manner prescribed by law, Coeptis has filed, or will have filed, all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it that are required to be filed. Coeptis has paid all taxes, interest, penalties, assessments and deficiencies that have become due, including without limitation income, franchise, real estate, and sales and withholding taxes. To Coeptis’ knowledge, no examinations of the federal, state or local tax returns of Coeptis are currently in progress or threatened and no deficiencies have been asserted or to Coeptis’ knowledge assessed against Coeptis as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(k) Books and Records. The general ledger and books of account of Coeptis, all minute books of Coeptis, all federal, state and local income, franchise, property and other tax returns filed by Coeptis, all of which have been made available to Vinings, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations, except as would reasonably be expected to have an Adverse Effect on Coeptis.

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(l) Contracts and Commitments. Section 5(l) of the Coeptis Disclosure Schedule lists all material contracts and agreements to which Coeptis is a party, whether written or oral, other than those between Coeptis and Vinings. Each such contract is a valid and binding agreement of Coeptis, enforceable against Coeptis in accordance with its terms, is in full force and effect and represents the material terms of the agreement between the respective parties. Coeptis has materially complied with all material obligations required pursuant to such contracts to have been performed by Coeptis on its part and neither Coeptis nor, to Coeptis’ knowledge, any other party to such contract is in breach of or default in any material respect under any such contract.

(m) Compliance with Laws. Coeptis has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and to own and operate its assets, except where the failure to have any such licenses, permits or certificates would not reasonably be expected to have an Adverse Effect on Coeptis. To Coeptis’ knowledge, Coeptis is not in violation in any material respect of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) applicable to it in the conduct of its business.

(n) Employee Benefit Plans. Except as specified on Section 5(n) of the Coeptis Disclosure Schedule, Coeptis has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) material unexpired severance agreements with any current or former employee.

(o) Indebtedness to and from Affiliates. Coeptis is not indebted, directly or to Coeptis’ knowledge indirectly, to any officer, director or affiliate (10% stockholder) of Coeptis in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to Coeptis except for advances made to employees of Coeptis in the ordinary course of business to meet reimbursable business expenses.

(p) Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by Coeptis and that are necessary for the execution and delivery by Coeptis of this Agreement or any documents to be executed and delivered by Coeptis in connection therewith have been, or prior to the Closing Date will be, obtained and satisfied.

(q) No Brokers. No broker or finder has acted for Coeptis in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of Coeptis.

(r) Disclosure. The information concerning Coeptis set forth in this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

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(s) Tax Treatment. Neither Coeptis nor, to Coeptis’ knowledge, any of its affiliates, has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Tax Code.

(t) Absence of Liabilities. Except as set forth on Coeptis’ unaudited balance sheet dated September 30, 2020, a copy of which has been provided to Vinings, or in Section 5(t) of the Coeptis Disclosure Schedule, Coeptis does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceeds $5,000 individually or $50,000 in the aggregate.

Section 6. Vinings’ and Acquisition Sub’s Representations and Warranties. Each of Vinings and Acquisition Sub represents and warrants to Coeptis on a pre-Merger basis and to the Surviving Corporation, that the statements contained in this Section are true and correct in all material respects as of the Effective Date and will be true and correct in all material respects as of the Closing Date, as set forth herein and in the disclosure schedule delivered by Vinings and Acquisition Sub to Coeptis no later than three (3) days prior to the Closing Date (the “Vinings Disclosure Schedule”), arranged in sections corresponding to the paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other paragraphs.

(a) Organization.

(i) Vinings is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Vinings is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect on Coeptis. Certified copies of its Articles of Incorporation and Bylaws, as amended to date, have been made available to Coeptis, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Vinings is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(i)           Acquisition Sub is a corporation validly existing and in good standing under the laws of the State of Colorado and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of its Certificate of Incorporation and Bylaws have been made available to Coeptis, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Acquisition Sub is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(b) Capitalization.

(i) Acquisition Sub. Coeptis Acquisition Corp. has 1,000 shares of commons stock, par value $0.0001 per share, authorized, all of which are issued and outstanding and held by Vinings.

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(ii) VININGS’s authorized capital stock consists of (A) 750,000,000 shares of common stock, par value $0.0001 per share, 1,708,800 shares of Common Stock are issued and outstanding (2,708,800 common shares outstanding on a fully-diluted basis assuming conversion and exercise of all convertible and exercisable instruments) and (B) 10,000,000 shares of preferred stock, 8,000 shares of which are issued and outstanding as Series B Super Majority Voting Convertible Preferred stock (which such shares of Series B Super Majority Voting Convertible Preferred stock are convertible into 8,000,000 shares of Vinings common stock). All of the issued and outstanding shares of common stock and preferred stock of Vinings were duly and validly issued and fully paid, are non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws.

(iii) Except as shown at Section 6(b) of the Vinings Disclosure Schedule, there are no outstanding (A) options, warrants, or other rights to purchase any capital stock of Vinings or Acquisition Sub; (B) debt securities or instruments convertible into or exchangeable for shares of any capital stock of Vinings or Acquisition Sub; or (C) commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Vinings or Acquisition Sub.

(iv) Vinings owns all of the outstanding capital stock of Acquisition Sub, free and clear of all liens or other encumbrances.

(c) No Subsidiaries. Except for Acquisition Sub, Vinings does not own any capital stock or other equity interest in any corporation, partnership, joint venture or other entity.

(d) Authorization. Each of Vinings and Acquisition Sub has all requisite power and authority to execute and deliver this Agreement and each other agreement contemplated to be executed and delivered by it hereunder, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Vinings and Acquisition Sub and the consummation by Vinings and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Vinings or Acquisition Sub, respectively, and no other corporate proceedings on the part of Vinings or Acquisition Sub, respectively, and no stockholder vote or consent, is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Vinings and Acquisition Sub. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Vinings or Acquisition Sub is a party constitute the valid and legally binding obligations of Vinings and Acquisition Sub, respectively, enforceable against Vinings and Acquisition Sub, respectively, in accordance with their terms, except as may be limited by principles of equity or applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally. The execution, delivery and performance by Vinings and Acquisition Sub of this Agreement and the agreements provided for herein, and the consummation by Vinings and Acquisition Sub of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, violate the provisions of the Articles of Incorporation or Bylaws of Vinings, the Certificate of Incorporation or Bylaws of Acquisition Sub, or (i) violate any judgment, decree, order or award of any court, governmental body or arbitrator; (ii) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Vinings or Acquisition Sub pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which Vinings or

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Acquisition Sub is a party or by which Vinings or Acquisition Sub or any of their respective properties is or may be bound; or (iii) to Vinings’ or Acquisition Sub’s knowledge, violate the provisions of any law, rule or regulation applicable to Vinings or Acquisition Sub, except where such violation would not reasonably be expected to have an Adverse Effect on Vinings or Acquisition Sub.

(e) No Conflict. The execution and delivery of this Agreement by Vinings or Acquisition Sub does not require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any property or asset of Vinings or Acquisition Sub pursuant to any material agreement of Vinings or Acquisition Sub or other instrument or obligation of Vinings or Acquisition Sub.

(f) Absence of Liabilities. Except as described in the following sentence, neither Vinings nor Acquisition Sub has any liabilities or obligations, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that exceed an aggregate $1,000. As of the Effective Date, Vinings owes a total of $51,043.87 to Coral Investment Partners, LP, an entity that is managed by the CEO of Vinings Erik Nelson, on an outstanding promissory note (the “Note”), which promissory note shall be paid off pursuant to a share purchase agreement to be entered into between the Parties between the Effective Date and the Closing that covers (i) the purchase of 328,800 shares of common stock of Vinings by Coeptis from Coral Investment Partners for $299,000 less the amount used to pay off the Note, (ii) the payoff of the Note and (iii) the purchase of the 8,000 shares of series B preferred stock held by Coral Investment Partners by David Mehalick for $1,000 (the “Share Purchase Agreement”), pursuant to which the debt will be released.

(g) Litigation. Except as set forth on Schedule 6(g) of the Vinings Disclosure Schedule, there is no action, suit, legal or administrative proceeding or investigation pending or, to Vinings’ knowledge, threatened against or involving Vinings or Acquisition Sub (either as a plaintiff or defendant) or any of their respective officer, directors and employees before any court or governmental agency, authority, body or arbitrator. There is not in existence on the date hereof, to Vinings’ knowledge, any order, judgment or decree of any court, tribunal or government agency enjoining or requiring Vinings or Acquisition Sub to take any action of any kind with respect to its business, assets or properties.

(h) Insurance. Section 6(h) of the Vinings Disclosure Schedule contains a listing of all current Vinings insurance policies. To Vinings’ knowledge, all current insurance policies are in full force and effect, are in amounts of a nature that are adequate for Vinings’ current needs. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.

(i) Intangible Property. Vinings does not own, or possesses, licenses or other valid rights to use all existing United States and foreign patents, trade names, service marks, copyrights, trade secrets, and applications therefor. Section 6(i) of the Vinings Disclosure Schedule sets forth all United States and foreign patents, trade names, service marks, copyrights, trade secrets, and applications therefor owned or licensed by Vinings or its predecessor entities since January 1, 2017 (the “Vinings Intellectual Property Rights”).

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(j) Real Property. Except as specified on Section 6(j) of the Vinings Disclosure Schedule, Vinings is not a party to any material lease agreements and does not have any ownership interests in any parcel of real property, improved or otherwise.

(k) Tax Matters. Within the times and in the manner prescribed by law, Vinings and its predecessors have filed, or will have filed, all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it that are required to be filed. Vinings (including its predecessors) has paid all taxes, interest, penalties, assessments and deficiencies that have become due, including without limitation income, franchise, real estate, and sales and withholding taxes. To Vinings’ knowledge, no examinations of the federal, state or local tax returns of Vinings are currently in progress or threatened and no deficiencies have been asserted or to Vinings’ knowledge assessed against Vinings as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened.

(l) Books and Records. The general ledger and books of account of Vinings, all minute books of Vinings, all federal, state and local income, franchise, property and other tax returns filed by Vinings, all of which have been made available to Coeptis, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations, except as would reasonably be expected to have an Adverse Effect on Vinings.

(m) Contracts and Commitments. Section 6(m) of the Vinings Disclosure Schedule lists all material contracts and agreements to which Vinings is a party, whether written or oral, other than those between Coeptis and Vinings. Each such contract is a valid and binding agreement of Vinings, enforceable against Vinings in accordance with its terms, is in full force and effect and represents the material terms of the agreement between the respective parties. Vinings has materially complied with all material obligations required pursuant to such contracts to have been performed by Vinings on its part and neither Vinings nor, to Vinings’ knowledge, any other party to such contract is in breach of or default in any material respect under any such contract.

(n) Compliance with Laws. Vinings has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business as currently conducted and to own and operate its assets, except where the failure to have any such licenses, permits or certificates would not reasonably be expected to have an Adverse Effect on Vinings. To Vinings’ knowledge, Vinings is not in violation in any material respect of any federal, state or local law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) applicable to it in the conduct of its business.

(o) Employee Benefit Plans. Vinings has no (A) employee benefit plans as defined in ERISA Section 3(3), (B) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (C) unexpired severance agreements with any current or former employee.

(p) Indebtedness to and from Affiliates. Except as specified on Section 6(p) of the Vinings Disclosure Schedule, Vinings is not indebted, directly or to Vinings’ knowledge indirectly, to any officer, director or affiliate (10% stockholder) of Vinings in any amount other than for salaries for services rendered or reimbursable business expenses, and no such person is indebted to Vinings.

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(q) Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by Vinings and that are necessary for the execution and delivery by Vinings of this Agreement or any documents to be executed and delivered by Vinings in connection therewith have been, or prior to the Closing Date will be, obtained and satisfied.

(r) No Brokers. No broker or finder has acted for Vinings in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of Vinings.

(s) SEC Filings; Financial Statements.

(i) SEC Filings. Vinings has filed or furnished with the SEC all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits, financial statements and the schedules thereto, and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2017. All such registration statements, proxy statements, and other statements, reports, schedules, forms and other documents, as amended prior to the date of this Agreement, and those that Vinings may file or furnish with the SEC after the Effective Date until the Closing, are referred to herein as the “Vinings SEC Documents”. True, correct, and complete copies of all the Vinings SEC Documents are publicly available. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Vinings SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC thereunder applicable to such Vinings SEC Documents. None of the Vinings SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Vinings, none of the Vinings SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Vinings SEC Documents.

(ii) Financial Statements. Each of the financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Vinings SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Vinings and its consolidated subsidiaries, if applicable, as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

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(s) No Prior Acquisition Sub Operations. Acquisition Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

(t) Board Action. Vinings’ board of directors (a) has unanimously determined that the Merger is advisable and in the best interests of Vinings’ stockholders and is on terms that are fair to such Vinings stockholders and (b) has caused Vinings, in its capacity as the sole stockholder of the Acquisition Sub, and the board of directors of the Acquisition Sub, to approve the Merger and this Agreement by unanimous written consent.

(u) Vinings Common Stock. As of the Closing, the shares of Vinings Common Stock issuable pursuant to Section 2(b) will be duly authorized, and upon consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, and free of any transfer restrictions other than those (a) arising under this Agreement or the transactions contemplated hereby (including the Lock-Up Agreements) or (b) arising under applicable state and federal securities laws.

(v) Disclosure. The information concerning Vinings set forth in this Agreement, the exhibits and schedules hereto, and any document, statement or certificate furnished or to be furnished in connection herewith does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

(w) Tax Treatment. Neither VININGS nor, to the Knowledge of VININGS, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Tax Code.

Section 7. Covenants and Agreements of the Parties.

(a) Conduct of Business of Vinings. Except as contemplated by this Agreement, during the period from the date hereof to the Closing, Vinings will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization. Except as otherwise expressly provided in this Agreement or in the Vinings Disclosure Schedule, prior to the Closing, Vinings shall not, without the prior written consent of Coeptis:

(i) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

(iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect

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of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Vinings (other than the Merger);

(v) (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of Vinings; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon (other than tax Liens for taxes not yet due);

(vi) except as contemplated in this Agreement, acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(vii) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(viii) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with recent past practice; (iii) authorize any new capital expenditure or expenditures;

(ix) make any tax election or settle or compromise any income tax liability material to Vinings;

(x) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have an Adverse Effect on Vinings or Acquisition Sub; or

(xi) take, or agree in writing or otherwise to take, any of the actions described in Sections 7(a)(i) through (xi) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

(b) Conduct of Business of Coeptis. Except as contemplated by this Agreement, including as described in the Coeptis Disclosure Schedule, during the period from the date hereof to the Closing, Coeptis will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, and keep available the service of its current officers and employees. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in the Coeptis Disclosure Schedule, prior to the Closing, Coeptis shall not, without the prior written consent of Vinings:

(i) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of Coeptis (other than the Merger);

(ii) (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or

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otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of Coeptis; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon (other than tax Liens for taxes not yet due); or

(iii) take, or agree in writing or otherwise to take, any action which would make any of the representations or warranties of the Coeptis contained in this Agreement untrue or incorrect.

(c) Acquisition Sub Consent of Stockholders. Acquisition Sub shall take all action necessary, in accordance with the General Corporation Laws of the State of Delaware, and its Certificate of Incorporation and Bylaws, to obtain the unanimous written consent of its stockholders as practicable, to approve the adoption and approval of this Agreement and the transactions contemplated hereby.

(b) Coeptis Shareholders Approval. Coeptis shall take all action necessary, in accordance with the General Corporation Law of the State of Delaware, and its Certificate of Incorporation and Bylaws, to obtain written consent of at least 51% of its shareholders, in lieu of a shareholder meeting to approve the adoption and approval of this Agreement and the transactions contemplated hereby.

(c) Vinings Common Stock. At the Closing, Vinings shall not have issued and outstanding (calculated on a fully-diluted basis assuming exercise of all exercisable instruments (including the warrants) and conversion of all convertible instruments (including the Series B Preferred Stock)) more than 10,708,800 shares of Vinings Common Stock.

(d) VININGS Compensation Arrangements. None.

(e) Access to Information. Between the date hereof and the Closing, Vinings will give Coeptis and its authorized representatives reasonable access to its facilities and to all books and records of itself, will permit Coeptis to make such inspections as Coeptis may reasonably require and will cause its officers to furnish Coeptis with such financial and operating data and other information with respect to the business and properties of itself as Coeptis may from time to time reasonably request. Each of the Parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

(f) Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation of a Form “Super” 8-K to be filed with the SEC in connection with this Agreement, (ii) obtaining consents of all third parties and governmental entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; and (iii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

(g) Press Releases. Coeptis and Vinings will consult with each other before issuing press releases, and will provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such

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consultation, except as may be required by applicable law or court process. The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

(h) Other Filings. At all times from and after the date hereto until the Closing, Vinings covenants and agrees to make all filings it is required to make pursuant to the Exchange Act on a timely basis.

(i) Expenses. Simultaneous with the execution Coeptis will pay a deposit for the expenses shown on Schedule 2, which shall be expended only for the purposes set forth.

Section 8. Coeptis’ Conditions to the Merger. The obligation of Coeptis to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Coeptis:

(a) Each of the representations and warranties of Vinings and Acquisition Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, except to the extent that any changes, circumstances, or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect on Vinings or Acquisition Sub and at the Closing each of Vinings and Acquisition Sub shall have delivered to Coeptis a certificate to that effect;

(b) Any governmental or third-party approvals required to effect the Merger shall have been obtained;

(c) Each of Vinings and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing and at the Closing Vinings shall have delivered to Coeptis a certificate to that effect;

(d) From the date of this Agreement through the Closing, there shall not have occurred any change, circumstance or event concerning Vinings or Acquisition Sub that has had or could be reasonably likely to have an Adverse Effect on Vinings or Acquisition Sub;

(e) Coeptis shall have received a resolution from Vinings’ board of directors, approving the Merger and authorizing the issuances of the shares of Vinings’ Common Stock hereto, and appointing the new directors, concurrent with the resignation of the prior directors;

(f) The stockholder of Acquisition Sub (Vinings) and the stockholders of Coeptis shall have approved the principal terms of this Agreement, the Merger and the transactions contemplated herein in accordance with applicable law and their Certificate of Incorporation and Bylaws;

(g) Vinings shall have changed its name to a name to be chosen by the board of directors to be effective upon approval by FINRA;

(h) Vinings shall file with FINRA for the approval of a name change and a new symbol, concurrent with closing, to be made effective as soon as possible;

(i) Vinings shall have delivered to Coeptis an executed indemnification agreement in form and substance satisfactory to Coeptis from Sterling Acquisitions I, Inc.;

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(j) Vinings shall have delivered the Vinings Disclosure Schedules to Coeptis no later than three (3) days prior to the Closing date, in form and substance as is reasonably acceptable to Coeptis; and

(k) The Share Purchase Agreement, in form and substance satisfactory to Coeptis, shall have been finalized, executed and delivered by all parties thereto; and

(l) Coeptis shall have received and accepted irrevocable subscription agreements/subscriptions for not less than $2 million of its Common Stock, on terms satisfactory to Coeptis; provided that the Parties acknowledge and agree that the dilutive effect of these additional shares of Coeptis common stock shall affect the Coeptis Shareholders and the Vinings Shareholders equally based on their respective pro rata ownership in Vinings after giving effect to the consummation of the Merger.

Section 9. Vinings’ and Acquisition Sub’s Conditions to the Merger. The obligations of Vinings and Acquisition Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Vinings:

(a) Each of the representations and warranties of Coeptis contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute an Adverse Effect on Coeptis and at the Closing Coeptis shall have delivered to Vinings a certificate to that effect;

(b) Coeptis shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing and at the Closing Coeptis shall have delivered to Vinings a certificate to that effect;

(c) From the date of this Agreement through the Closing, there shall not have occurred any change, circumstance, or event concerning Coeptis that has had or could be reasonably likely to have an Adverse Effect on Coeptis;

(d) Coeptis shall have delivered the Coeptis Disclosure Schedules to Vinings no later than three (3) days prior to the Closing date, in form and substance as is reasonably acceptable to Vinings; and

(e) Coeptis shall have delivered to Vinings a complete and accurate Coeptis shareholder schedule and such schedule shall have been approved by Vinings;

(f) Coeptis shall have delivered to Vinings audited balance sheets of Coeptis as of December 31, 2018 and December 31, 2019, and the related statements of operations, changes in shareholders’ equity and cash flows, each prepared in compliance with SEC rules and regulations, and GAAP; and

(g) At Closing, Coeptis shall have delivered to Vinings an executed copy of the Lock-Up Agreement, duly executed by Vinings and each of the exchanging Coeptis shareholders who own ten per cent (10%) or more of the common stock of Vinings, post-merger, except with the permission of the company in conjunction with the filing of a Registration Statement under the ‘33 Act, or a Form 1-A which may include a portion of the shares of the insiders.

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Section 10. Indemnification of Directors and Officers. All rights to indemnification by Coeptis and Vinings existing in favor of each individual who is an officer or director of Coeptis or Vinings of the date of this Agreement (each such individual, an “Indemnified Person”) for his or her acts and omissions as a director or officer of Coeptis or Vinings occurring prior to the Closing, as provided in Coeptis’ Certificate of Incorporation or Bylaws (as in effect as of the date of this Agreement) or Vinings’ Articles of Incorporation or Bylaws (as in effect as of the date of this Agreement) shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with applicable law) for a period of six years from the Closing Date.

Section 11. Confidentiality. Each Party shall ensure that any nonpublic information provided to it by any other Party in confidence shall be treated as strictly confidential and that all such confidential information that each Party or any of its respective officers, directors, employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the other such parties, any affiliate thereof, or any customer or supplier thereof shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the other Party; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving Party. Each such Party shall cause all of such other persons who received confidential information, from time to time to deliver to the disclosing party all tangible evidence of such confidential information to which the restrictions of this Section apply upon written request.

Section 12. Termination

(a) This Agreement may be terminated and abandoned at any time prior to the Closing:

i.	by mutual written consent of Vinings and Coeptis;
ii.	by either Vinings or Coeptis if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
iii.	by either Vinings or Coeptis, so long as such Party is not in breach hereunder, if the Merger shall not have been consummated on or before January 31, 2021 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at, or prior to, the Closing of the Merger, in which event such party may not terminate this Agreement pursuant to this provision for a period of ten days following such party’s cure of such failure); provided, however, that if either Vinings or Coeptis requests an extension of the Closing after this date and the other Party consents in writing, then neither Party may terminate this Agreement under this provision until the expiration of such extension period; provided further that Coeptis may extend this date by 10 days
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without the need for any consents if such additional time is required in order for Coeptis to complete any audits or other financial information that will be required to be included in any governmental filings following the Closing;

iv.	by Vinings, if there has been a material breach of this Agreement on the part of Coeptis of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Vinings to Coeptis; or
v.	by Coeptis, if there has been a material breach of this Agreement on the part of Vinings of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Coeptis to Vinings.

(b) In the event of termination of this Agreement by either Coeptis or Vinings provided in this Section 12, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Vinings or Coeptis, other than the provisions of the last sentence of Section 11 and this Section 12. Nothing contained in this Section 12 shall relieve any Party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 13. Miscellaneous.

(a) Survival. The representations and warranties of the Parties will terminate on the eighteen (18) month anniversary of the Closing and only those covenants that by their terms survive the Closing shall survive the Closing. This Section 13 shall survive the Closing.

(b) Press Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing requirement or trading agreement.

(c) No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

(d) Notices. All notices required or permitted under this Agreement will be in writing and will be given by certified or regular mail or by any other reasonable means (including personal delivery, facsimile, or reputable express courier) to the Party to receive notice at the following addresses or at such other address as any Party may, by notice, direct:

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To Vinings	Vinings Holdings, Inc.
& Acquisition Sub:	Coeptis Acquisition Sub, Inc.
Attn: Erik Nelson
2030 Powers Ferry Road SE, Suite # 212
Atlanta, GA 30339

With a copy to:	Michael A. Littman
(which will not	Attorney at Law
Constitute notice)	PO Box 1839
Arvada, CO 80001

To Coeptis:	Coeptis Pharmaceuticals, Inc.
Att: Dave Mehalick, CEO
105 Bradford Road, Suite # 420
Wexford, PA. 15090

With a copy to:	Denis A. Dufresne
Meister Seelig & Fein, LLP
125 Park Avenue, 7th Floor
New York, New York 10017

All notices given by certified mail will be deemed as given on the delivery date shown on the return mail receipt, and all notices given in any other manner will be deemed as given when received.

(e) Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising from this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(f) Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and of the documents referred to in this Agreement.

(g) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written

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approval of the other Parties, which may be granted or withheld at the sole discretion of such other Parties. Any unauthorized assignment is void.

(h) Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(i) Expenses. Each Party will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by such Party in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Coral Partners will pay all pre-Closing expenses of Vinings and the Acquisition Sub (including, without limitation, legal and accounting fees and expenses).

(j) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

(k) Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document. Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

(l) Entire Agreement. This Agreement, the schedules and exhibits hereto, and the agreements and instruments to be delivered by the Parties on Closing represent the entire understanding and agreement between the Parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

(m) Amendment. This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Closing. This Agreement may not be amended by the Parties hereto except by execution of an instrument in writing signed on behalf of each of Vinings, Coeptis and Acquisition Sub.

[Signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

COEPTIS PHARMACEUTICALS, INC.

By: Dave Mehalick
Its: Chief Executive Officer

COEPTIS ACQUISITION SUB, INC.

By: Erik Nelson
Its: President

VININGS HOLDINGS, INC.

By: Erik Nelson
Its: President

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Schedule 1 – Exchange Agreement with Representations

Schedule 2 – Expenses to be Paid

Transfer Agent fees related to merger and cancellations -Estimated at $3,000

Recording fees for name change-approx-$500

FINRA filing fee $500 for name and symbol change

Schedule 3-COEPTIS DISCLOSURE SCHEDULE

Schedule 4-VININGS DISCLOSURE SCHEDULE

(b) (iii) Outstanding Options, Warrants, or Other Rights to Purchase Capital Stock of VININGS or Acquisition Sub.

- 8,000 Series B Preferred Shares owned by Dave Mehalick, convertible into 8,000,000 shares of common stock

- 500,000 Class A Warrants to purchase shares of VININGS at $2.00 per share expiring 11/30/2023

- 500,000 Class B Warrants to purchase shares of VININGS at $5.00 per share expiring 11/30/2023